                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

           WILSHIRE REAL ESTATE INVESTMENT INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

WILSHIRE REAL ESTATE INVESTMENT LOGO

1631 SW Columbia Street
Portland, OR 97201

                                          November 22, 2000

Dear Stockholder:

    You are cordially invited to the 2000 Annual Meeting of Stockholders of Wilshire Real Estate Investment Inc., to be held on December 15, 2000 at 10:00 a.m. Eastern Time at Piper Marbury Rudnick & Wolfe, 111 South Calvert Street, Baltimore, Maryland 21202-6174.

    At the meeting, you will be asked to elect five directors to the Board of Directors of the Company, approve the annual incentive bonuses for the executive officers and ratify the appointment of Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 2000.

    Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 are enclosed. I hope you will read them carefully. Also enclosed with this letter is a proxy authorizing officers of the Company to vote your shares for you if you do not attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting, I urge you to complete your proxy and return it in the enclosed addressed, postage-paid envelope, as a quorum of the stockholders must be present at the Annual Meeting, either in person or by proxy.

    I would appreciate your immediate attention to the mailing of this proxy.

                                          Yours truly,

                                          /s/ Andrew Wiederhorn

                                          Andrew A. Wiederhorn

                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

WILSHIRE REAL ESTATE INVESTMENT LOGO

1631 SW Columbia Street
Portland, OR 97201

                            NOTICE OF ANNUAL MEETING

    The 2000 Annual Meeting of Stockholders of Wilshire Real Estate Investment Inc., a Maryland corporation, will be held on December 15, 2000 at 10:00 a.m. Eastern Time at Piper Marbury Rudnick & Wolfe, 111 South Calvert Street, Baltimore, Maryland 21202-6174 for the following purposes:

    1. to elect five directors to the Board of Directors of the Company to serve until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified;

    2.  to approve the annual incentive bonuses for the executive officers;

    3. to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 2000; and

    4. to transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

    The Board of Directors has fixed the close of business on November 10, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

    It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. The proxy is revocable at any time prior to its use.

                                          By Order of the Board of Directors,
                                          /s/ Lawrence A. Mendelsohn

                                          Lawrence A. Mendelsohn
                                          PRESIDENT

                      WILSHIRE REAL ESTATE INVESTMENT INC.
                            1631 SW COLUMBIA STREET
                               PORTLAND, OR 97201
                         ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 15, 2000

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

    The accompanying proxy is solicited by the Board of Directors of Wilshire Real Estate Investment Inc., a Maryland corporation (the "Company"), for use at the 2000 Annual Meeting of Stockholders to be held at Piper Marbury Rudnick & Wolfe, 111 South Calvert Street, Baltimore, Maryland 21202-6174, on
December 15, 2000, at 10:00 a.m. Eastern Time, and at any and all adjournments thereof (the "Annual Meeting"). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the Board of Directors' recommendations.

    This Proxy Statement and accompanying proxy were first sent to stockholders on or about November 22, 2000.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Secretary) a written notice of revocation on a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

    Only stockholders of record at the close of business on November 10, 2000 are entitled to vote at the Annual Meeting. Each outstanding share of common stock, par value $.0001 per share (the "Common Stock") of the Company is entitled to one vote. The holders of a majority of the votes entitled to be cast whether present in person or by proxy shall constitute a quorum for purposes of the Annual Meeting. The Company's executive officers and directors and their affiliates, as a group, will be entitled to vote at the Annual Meeting 2,592,549 shares (approximately 24.7%) of the outstanding Common Stock.

    The Company will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by regular employees of the Company in person, or by mail, courier, telephone or facsimile. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

    At the Annual Meeting, stockholders will vote on the election of directors (Proposal 1), the approval of the annual incentive bonuses for the executive officers (Proposal 2) and the ratification of the selection of independent accountants (Proposal 3).

    Stockholders representing a majority of the shares of stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. Under the Maryland General Corporation Law ("MGCL"), any corporate action, other than the election of directors, must be authorized by a majority of the votes entitled to be cast on the matter, except as otherwise required by the MGCL or the Company's Articles of Incorporation with respect to a specific proposal. With regard to the election of directors, if a quorum is present, then the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors. Votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

    Abstentions may be specified on all proposals except the elections of directors and will be counted as present for the purposes of the proposal for which the abstention is noted. For purposes of determining whether a proposal has received a majority of the votes cast, where a stockholder abstains from voting, those shares will be counted against the proposal.

    The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether a proposal has received the requisite vote in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. Pursuant to the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee, or similar representative or fiduciary capacity with authority to vote, or (ii) the broker is acting pursuant to the rules of any national securities exchange to which the broker is also a member.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    As of September 30, 2000, the Company had outstanding 10,507,313 shares of Common Stock, which are the only outstanding voting securities of the Company.

    The following table sets forth, as of September 30, 2000, the beneficial ownership of Common Stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer, and (iv) directors and executive officers as a group.

                                                               AMOUNT AND NATURE OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIAL OWNERSHIP(2)     CLASS
---------------------------------------                       -----------------------   ----------
Andrew A. Wiederhorn........................................          979,137(3)            9.2
Clarence B. Coleman and Joan F. Coleman.....................          637,189(4)            5.5
Lawrence A. Mendelsohn......................................          610,338(5)            5.8
Jordan D. Schnitzer.........................................          574,000(6)            5.4
Patrick Terrell.............................................          457,000(7)            4.3
Robert G. Rosen.............................................          367,166(8)              *
David C. Egelhoff...........................................           69,800(9)              *
Chris Tassos................................................          41,693(10)              *
Donald Berchtold............................................          13,314(11)              *
Robert A. Sprouse III.......................................           2,500(12)              *
Robert L. Moir..............................................           5,000(13)              *
R. Scott Stevenson..........................................           2,600(12)              *
All executive officers and directors as a group (11
  persons)..................................................       3,122,548(14)           28.3

------------------------

(1) The address for each stockholder, other than Clarence B. Coleman and Joan F. Coleman, is c/o Wilshire Real Estate Investment Inc., 1631 SW Columbia Street, Portland, OR 97201. The address for Clarence B. Coleman and Joan F. Coleman is 5530 Fernhoff Road, Oakland, CA 94619.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of Common Stock subject to options or warrants exercisable within 60 days of September 30, 2000 are deemed outstanding for computing the percentage beneficially owned by the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. Except as noted, each stockholder has sole voting power and sole investment power with respect to all shares beneficially owned by such stockholder.

(3) Includes 157,500 shares of Common Stock issuable upon the exercise of outstanding options. Also includes 603,001 shares of Common Stock held by Mr. Wiederhorn's spouse, 38,636 shares of Common Stock held by Mr. Wiederhorn's minor children, and 100,000 shares of Common Stock held by a partnership controlled by Mr. Wiederhorn's spouse.

(4) Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission on or about August 26, 1999.

(5) Includes 87,500 shares of Common Stock issuable upon the exercise of outstanding options. Also includes 109,736 shares of Common Stock held by Mr. Mendelsohn's spouse and 308,102 shares of Common Stock held by two limited liability companies controlled by Mr. Mendelsohn's spouse and 80,000 shares of Common Stock held by a limited partnership controlled by Mr. Mendelsohn and his spouse.

(6) Includes 59,000 shares of Common Stock issuable upon the exercise of outstanding options.

(7) Includes 57,000 shares of Common Stock issuable upon the exercise of outstanding options and 150,000 shares held with Mr. Terrell's spouse.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(8) Includes 59,166 shares of Common Stock issuable upon the exercise of outstanding options.

(9) Includes 59,000 shares of Common Stock issuable upon the exercise of outstanding options.

(10) Includes 38,333 shares of Common Stock issuable upon the exercise of outstanding options.

(11) Includes 2,500 shares of Common Stock issuable upon the exercise of outstanding options. Also includes 7,454 shares held by Mr. Berchtold's minor children.

(12) Includes 2,500 shares of Common Stock issuable upon the exercise of outstanding options.

(13) Includes 5,000 shares of Common Stock issuable upon the exercise of outstanding options.

(14) Includes 529,999 shares of Common Stock issuable upon the exercise of outstanding options.

*   Less than one percent.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    At the Annual Meeting, the stockholders will elect five directors to the Board of Directors of the Company, each to serve until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified. If a nominee is unable or unwilling to serve, the shares to be voted for such nominee that are represented by proxies will be voted for any substitute nominee designated by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

    The affirmative vote of a plurality of the shares of Common Stock entitled to vote on the election of directors is required to elect a nominee. The Board of Directors recommends a vote IN FAVOR of the nominees for director listed below. If not otherwise specified, proxies will be voted IN FAVOR of the nominees for director listed below.

    The names of the nominees, their ages as of September 30, 2000, and other information about them is set forth below:

NAME OF NOMINEE                             POSITION                                      AGE
---------------                             --------                                    --------
Andrew A. Wiederhorn                        Chairman of the Board and Chief Executive
                                              Officer                                      34

Lawrence A. Mendelsohn                      President and Director                         39

David C. Egelhoff                           Director                                       51

Jordan D. Schnitzer                         Director                                       49

Patrick Terrell                             Director                                       46

    Andrew A. Wiederhorn has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation. Mr. Wiederhorn also serves as Treasurer and Secretary. Until August 1999, Mr. Wiederhorn was also the Chairman of the Board of Directors, Chief Executive Officer, Secretary, Treasurer and a director for Wilshire Financial Services Group Inc. ("WFSG"). In 1987, Mr. Wiederhorn founded Wilshire Credit Corporation ("WCC"), and served as the Chief Executive Officer of WCC and certain of its affiliates until August 1999. Mr. Wiederhorn received his B.S. degree in Business Administration from the University of Southern California.

    Lawrence A. Mendelsohn has been a director and the President of the Company since its formation. Until August 1999, Mr. Mendelsohn was also the President of WFSG and WCC. From January 1992 until February 1993, Mr. Mendelsohn was Vice President, Principal and Head of Capital Markets for Emerging Markets at Bankers Trust New York Corporation/BT Securities Corporation. From August 1987 until January 1992, Mr. Mendelsohn was the Vice President, Senior Options Principal and Head of Proprietary Trading for Equities, Equity Options and Distressed Debt at J.P. Morgan and Co./J.P. Morgan Securities. Mr. Mendelsohn received an A.B. degree in Economics from the University of Chicago, an M.A. degree in International Politics from the University of Texas, an M.S. degree in Business Research from the University of Southern California and a Ph.D./ABD in Finance from the University of Southern California.

    David C. Egelhoff has been a director of the Company since its formation. Mr. Egelhoff has been President of Macadam Forbes, Inc., a commercial real estate brokerage company headquartered in Portland, Oregon since 1981.
Mr. Egelhoff is a licensed real estate broker who has extensive brokerage experience, including transactions with REITs. He is a member of the Oregon and National Board of Realtors and the Builders and Owners Management Association. Mr. Egelhoff received a degree in Finance and Marketing from the University of Wisconsin-Madison in 1971.

    Jordan D. Schnitzer has been a director since March 27, 1998. Mr. Schnitzer has been President of Jordan Schnitzer Properties, an owner and developer of commercial and residential properties in Oregon, Washington and California, since 1976. Mr. Schnitzer is also President of Harsch Investment Properties, LLC, which owns and operates a portfolio of properties in seven western U.S. states. Mr. Schnitzer received his undergraduate degree in Literature from the University of Oregon in 1973 and his J.D. from the Northwestern School of Law of Lewis and Clark College in 1976.

    Patrick Terrell became a director of the Company on December 28, 1998.
Mr. Terrell has been the principal owner of Terrell & Associate Investments, a private investment company, since 1992. Mr. Terrell founded Leading Technology Company in 1986 and worked as the Chief Executive Officer until he sold the company in 1992. Mr. Terrell was also founder and Chief Executive Officer of Byte Shops Computer Stores, which he founded in 1976 and sold to Pacific Telesis in 1985. Mr. Terrell currently serves on the boards of R. S. Medical, United Soil Recycling, Microware, Inc., Electrical Distributing Inc. and Lakeside Associates. Mr. Terrell attended Oregon State University prior to forming Byte Shops Computer Stores in 1976.

INVOLVEMENT IN WFSG'S RESTRUCTURING

    Until August 1997, Mr. Wiederhorn and Mr. Mendelsohn were the Chief Executive Officer and President, respectively, of WFSG. In order to address liquidity concerns and to improve WFSG's financial condition, WFSG and an unofficial committee of holders of a majority of WFSG's outstanding publicly issued notes agreed to a restructuring of WFSG. In connection with the restructuring, WFSG filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the Federal Court of Wilmington, Delaware on March 3, 1999. On April 12, 1999, the bankruptcy court approved the restructuring plan. On June 10, 1999, the plan became effective.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During fiscal 1999, the Board of Directors met and took action by unanimous written consent on 32 occasions, and no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he serves. The Board of Directors has an Audit Committee and a Compensation Committee. There is no standing nominating committee.

    Until September 20, 2000, the Audit Committee consisted of Andrew A. Wiederhorn, David C. Egelhoff and Patrick Terrell, and met 3 times during fiscal 1999. The Audit Committee currently consists of David C. Egelhoff, Patrick Terrell and Jordan D. Schnitzer, the Company's non-employee directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

    Until September 20, 2000, the Compensation Committee consisted of Andrew A. Wiederhorn, Lawrence A. Mendelsohn, David C. Egelhoff and Patrick Terrell. The Compensation Committee did not meet during fiscal 1999. The Compensation Committee currently consists of David C. Egelhoff, Patrick Terrell and Jordan D. Schnitzer, the Company's non-employee directors. The Compensation Committee's functions are to establish and administer the Company's policies regarding compensation. The Compensation Committee also administers the Company's Incentive Stock Option Plan (the "Stock Plan").

DIRECTOR COMPENSATION

    In 1999, each non-employee director was paid an annual director's fee equal to $12,000, with no additional fee paid for the first four meetings of the Board of Directors. Each non-employee director received a fee of $1,000 for each additional meeting of the Board of Directors or committee thereof attended in person by such non-employee director, which is not a regularly scheduled quarterly meeting. For meetings attended telephonically, each of the non-employee directors received a fee of $100 per hour. The Board of Directors approved a new compensation arrangement for non-employee directors. Effective October 1, 2000, each non-employee director will be paid an annual director's fee equal to $50,000. Each non-employee director will also receive an annual fee equal to $25,000 for each committee upon which such non-employee director serves.

    All non-employee directors are reimbursed for their costs and expenses in attending all meetings of the Board of Directors. In addition, on the last day of each calendar quarter, each non-employee director receives a non-statutory stock option for 1,500 shares of Common Stock at an exercise price equal to 110% of the fair market value of the Common Stock on that day. Such grants vest one-third on each of the first three anniversaries of the grant date and expire on the tenth anniversary of the grant date.

                                 PROPOSAL NO. 2
                    APPROVAL OF THE ANNUAL INCENTIVE BONUSES
                           FOR THE EXECUTIVE OFFICERS

    The Board of Directors is proposing that the stockholders approve the annual incentive bonuses (the "Incentive Bonuses") for Andrew A. Wiederhorn, Lawrence
A. Mendelsohn and Robert G. Rosen (each individually an "Executive" and collectively, the "Executives") pursuant to their respective employment agreements in order to preserve the Company's tax deduction for bonuses paid to the Company's Executives in light of the Omnibus Budget Reconciliation Act of 1993 (the "Act"). In general, the Act denies a publicly-held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person paid after January 1, 1994 to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. The Incentive Bonuses are intended to qualify under one of these exceptions which, in substance, requires that the bonus be payable as the result of the attainment of one or more objective, pre-established performance goals and that a person with knowledge of the relevant facts be able to calculate the maximum amount payable to any one executive under the applicable agreement. In addition, prior to any payments, the corporation's stockholders must approve the material terms of the performance goals and the corporation's compensation committee must certify that the performance standard has been met. Under the Executives' employment agreements, the Compensation Committee of the Board of Directors generally will not award any Incentive Bonus to the Executives unless the Company meets or exceeds the performance goals specified in the Executives' employment agreements (see "Executive Compensation--Employment and Other Arrangements").

    The affirmative vote of a majority of the shares of Common Stock entitled to vote is required to approve the Incentive Bonuses. The Board of Directors recommends a vote IN FAVOR of the approval of the Incentive Bonuses. If not otherwise specified, proxies will be voted IN FAVOR of this proposal.

                                 PROPOSAL NO. 3
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP as independent accountants, to examine the financial statements of the Company for the year ending December 31, 2000, and to perform other appropriate accounting services. Representatives of the firm will not attend the Annual Meeting and will not have the opportunity to make a statement at the Annual Meeting. They will be available by telephone conference to respond to appropriate questions.

    The affirmative vote of a majority of the shares of Common Stock entitled to vote is required to ratify the appointment of Ernst & Young LLP. The Board of Directors recommends a vote IN FAVOR of the ratification of its appointment of Ernst & Young LLP as independent accountants. If not otherwise specified, proxies will be voted IN FAVOR of this proposal.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table sets forth the total compensation paid or accrued by the Company for services rendered during the year ended December 31, 1999 to the Chief Executive Officer of the Company, and to each of the four other most highly compensated executive officers of the Company whose total cash compensation for the year ended December 31, 1999 exceeded $100,000 (the "Named Executive Officers").

                                                           ACTUAL COMPENSATION      LONG-TERM COMPENSATION
                                                        -------------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                  YEAR(1)    SALARY ($)   BONUS ($)(2)      OPTIONS/SARS (#)
---------------------------                  --------   ----------   ------------   ----------------------
Andrew A. Wiederhorn ......................    1999       $84,091            --            630,000
  Chairman, Chief Executive Officer,
  Secretary and Treasurer
Lawrence A. Mendelsohn ....................    1999       $77,083            --            350,000
  President
Robert G. Rosen ...........................    1999       $46,627      $310,909            210,000
  Executive Vice President, Capital Markets
Richard P. Brennan(3) .....................    1999       $46,627      $122,462            210,000
  Executive Vice President and Chief
  Investment Officer
Chris Tassos ..............................    1999       $46,627      $ 92,424            120,000
  Executive Vice President and Chief
  Financial Officer

------------------------

(1) Prior to 1999, the Company did not have any employees and was managed by an affiliate of WFSG. Following the Company's decision to become internally managed in September 1999, the Company hired employees and entered into employment agreements with the Executives.

(2) Bonuses are shown net of a $555,000 reimbursement from WFSG to the Company under a settlement agreement.

(3) Mr. Brennan's employment with the Company ended on June 30, 2000. Mr. Brennan was a consultant to the Company from July 1, 2000 to October 31, 2000.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides information concerning stock options granted by the Company during the year ended December 31, 1999 to each of the Named Executive Officers.

                                                                                             POTENTIAL REALIZABLE
                                                   % OF TOTAL                                  VALUE AT ASSUMED
                                                  OPTIONS/SARS                                   ANNUAL RATES
                                    NUMBER OF      GRANTED TO                                   OF STOCK PRICE
                                    SECURITIES    EMPLOYEE IN                                  APPRECIATION FOR
                                    UNDERLYING     YEAR ENDED    EXERCISE OR                    OPTION TERM(1)
                                   OPTIONS/SARS   DECEMBER 31,       BASE       EXPIRATION   ---------------------
NAME                               GRANTED (#)        1999       PRICE ($/SH)      DATE         5%         10%
----                               ------------   ------------   ------------   ----------   --------   ----------
Andrew A. Wiederhorn.............     630,000         39.9%         $4.53          2009      $353,000   $2,253,000
Lawrence A. Mendelsohn...........     350,000         22.2%         $4.53          2009      $196,000   $1,251,000
Robert G. Rosen..................     210,000         13.3%         $4.53          2009      $118,000   $  751,000
Richard P. Brennan(2)............     210,000         13.3%         $4.53          2009      $118,000   $  751,000
Chris Tassos.....................     120,000          7.6%         $4.53          2009      $ 67,000   $  751,000

------------------------

(1) These amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of their terms. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission. They do not represent the Company's estimate or projection of future prices of the Common Stock.

(2) Mr. Brennan's options were canceled in connection with the termination of his employment with the Company.

EMPLOYMENT AND OTHER ARRANGEMENTS

    The Company has entered into employment agreements with Andrew A. Wiederhorn (as Chief Executive Officer), Lawrence A. Mendelsohn (as President), Robert G. Rosen (as Executive Vice President) and Chris Tassos (as Chief Financial Officer) (each an "Executive" and collectively, the "Executives").

    The employment agreements with Messrs. Wiederhorn, Mendelsohn and Rosen were amended and restated effective October 1, 2000. Each such employment agreement provides for an initial three-year term commencing October 1, 2000 which is automatically renewable for successive two-year terms unless either party gives written notice to the other at least 90 days prior to the expiration of the then employment term.

    The employment agreement with Mr. Tassos provides for an initial three-year term commencing October 1, 1999 which is automatically renewable for successive two-year terms unless either party gives written notice to the other at least 90 days prior to the expiration of the then employment term.

    The employment agreements provide for an annual base salary of $750,000 for Mr. Wiederhorn, $500,000 for Mr. Mendelsohn, and $250,000 for Mr. Rosen and
Mr. Tassos (which may be increased, but not decreased, by the Compensation Committee of the Board of Directors) and an annual bonus for each.

    For each 12-month period commencing October 1, 2000, Mr. Wiederhorn and
Mr. Mendelsohn are entitled to share in a bonus pool based upon the Company achieving certain performance goals. Mr. Wiederhorn will be entitled to receive an annual bonus equal to 45% of the bonus pool and Mr. Mendelsohn will be entitled to receive an annual bonus equal to 30% of the bonus pool. If the Company's return on equity (as defined in the employment agreements) determined on a post bonus basis is 15% or more, Mr. Wiederhorn and Mr. Mendelsohn will be entitled to share in a bonus pool equal to 25% of the Company's after-tax income (prior to subtracting the amount of the bonuses paid by the Company). If the Company's return on equity (as defined in the employment agreements) determined on a post bonus basis is 10% or greater but less than 15%, Mr. Wiederhorn and Mr. Mendelsohn will be entitled to share in a bonus pool equal to 20% of the Company's after-tax income (prior to subtracting the amount of the bonuses paid by the Company). If the Company's return on equity (as defined in the employment agreements) determined on a post bonus basis is between 5% or greater but less than 10%, Mr. Wiederhorn and Mr. Mendelsohn will be entitled to share in a bonus pool equal 10% of the Company's after-tax income (prior to subtracting the amount of the bonuses paid by the Company). If the return on equity (as defined in the employment agreements) determined on a post bonus basis is less than 5%, Mr. Wiederhorn and Mr. Mendelsohn will not be entitled to a bonus.

    For the period commencing October 9, 1999 and ending on November 30, 2000, Mr. Rosen is entitled to receive a bonus in the amount of $368,004. The bonus is payable to Mr. Rosen based upon the Company materially achieving a majority of the following goals during the bonus period: (i) reduction or elimination of the liability risk associated with short-term, mark-to-market financing for those applicable assets, (ii) sale, upgrade of the ratings or improvement in the marketability of some or all of the Company's mortgage-backed securities,
(iii) focus on and/or implementation of a successful resolution strategy for the Cityscape mortgage-backed securities position, (iv) completion and closure of the "P.O." deal, subject to acceptable structure, (v) exploration and provision of advice to the Company on the process of launching a collateralized bond obligation or other form of long-term financing or take-out strategy for the mortgage-backed securities portfolio and (vi) demonstration of the ability to functionally work 50% of the time away from the Portland office (as a result of being in the New York office or traveling on behalf of the Company). In addition, for each 12-month period commencing October 1, 2000, Mr. Rosen is entitled to an annual bonus of $850,000, of which $725,000 will be a minimum guaranteed bonus payable on a quarterly basis and the remainder will be an incentive bonus. An incentive bonus of $62,500 will be earned by Mr. Rosen, if one of the following two performance goals is obtained: (1) sale of the Company's GI Joes commercial real estate retail and warehouse portfolio; or
(2) sale of the Company's Irwindale land investment by September 3, 2001. An incentive bonus of $62,500 will be earned by Mr. Rosen, if two of the following four performance goals are obtained: (1) an annual increase in the Company's book value from September 3, 2001; (2) the Company's income, excluding charges from the impairment of mortgage-backed securities, divided by its net shareholders' equity, exceeds the 10 year U.S. Treasury note yield as measured using the rate in effect on the first business day of each period beginning October 1; (3) the Company's Funds From Operations, including capital gains and losses, but excluding charges from the impairment of mortgage backed securities, exceeds $5 million; or (4) a recovery of more than $2,000,000 in the Company's unrealized loss allowance for its existing mortgage-backed securities portfolio of WFSG and subsidiary or affiliate issued deals from October 1, 2000 to September 30, 2001.

    For each 12-month period commencing September 30, 1999, Mr. Tassos is entitled to receive an annual bonus based upon the Company achieving certain performance goals. If the Company's return on equity (as defined in the employment agreement) determined on a post bonus basis is 5% or greater but less than 10%, Mr. Tassos will be entitled to receive an annual bonus pool equal to $162,500. If the Company's return on equity (as defined in the employment agreement) determined on a post bonus basis is 10% or greater but less than 15%, Mr. Tassos will be entitled to receive a bonus equal to $212,500. If the Company's return on equity (as defined in the employment agreement) determined on a post bonus basis is 15% or greater, Mr. Tassos will be entitled to receive a bonus equal to $312,500. If the return on equity (as defined in the employment agreement) determined on a post bonus basis is less than 5%, Mr. Tassos will not be entitled to a bonus, unless the Compensation Committee awards Mr. Tassos a discretionary bonus.

    The employment agreements also provide that a portion of the annual bonus may be advanced to the Executive on a quarterly basis; provided, however, that advances shall be repaid with interest in the event the relevant quarterly performance goals are not obtained.

    The employment agreements also provide that the Executives may participate in the Company's Stock Plan.

    The employment agreements also provide that during the Employment Term and thereafter, the Company will indemnify the Executives to the fullest extent permitted by law, in connection with any claim against the Executive as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. Following the Executives' termination of employment, the Company will continue to cover the Executives even if the Executives have ceased to serve in such capacity.

    The Executive may terminate his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs). If Mr. Wiederhorn or Mr. Mendelsohn terminates his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs), or if Mr. Wiederhorn or Mr. Mendelsohn is terminated by the Company without Cause or the employment agreement is not renewed in accordance with the employment agreement, the Executive will be entitled to receive
(i) any unreimbursed business expenses, (ii) any base salary, bonus, vacation pay or other deferred compensation accrued or earned but not yet paid at the date of termination, (iii) the estimated annual bonus payable to the Executive pro rated through the end of the month in which the Executive is terminated, and
(iv) one year's base salary in effect on the date of termination. If Mr. Rosen terminates his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs), or if Mr. Rosen is terminated by the Company without Cause or the employment agreement is not renewed in accordance with the employment agreement, Mr. Rosen will be entitled to receive (i) any unreimbursed business expenses and (ii) any base salary, bonus, vacation pay or other deferred compensation accrued or earned but not yet paid at the date of termination, and after Mr. Rosen signs a release of claims he will be entitled to receive
(i) one year's base salary in effect on the date of termination and (ii) an amount equal to one full year's bonus (regardless of whether performance goals were attained). If Mr. Tassos terminates his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs), or if Mr. Tassos is terminated by the Company without Cause or the employment agreement is not renewed in accordance with the employment agreement, Mr. Tassos will be entitled to receive (i) the estimated annual bonus payable to the Executive for the annual period, pro rated through the end of the month in which the Executive is terminated, (ii) any unreimbursed business expenses and (iii) any base salary, bonus, vacation pay or other deferred compensation accrued or earned but not yet paid as of the date of termination. The Executive will also be entitled (in the case of Mr. Rosen, after signing a release of claims) to (i) accelerated full vesting under all outstanding equity-based and long-term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans payment being made at the time payments would normally be made under such plans; (ii) any other amounts or benefits due Executive under the then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice); (iii) one year of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, measured from the date of termination of employment and not credited to the extent that Executive is otherwise entitled to such credit during such one year period, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Executive); (iv) one year of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) measured from the date of termination under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (v) continued medical coverage for the Executive, his spouse and dependents for one year.

    If termination is the result of Executive's death, the Company will pay to the Executive's spouse (or his estate), an amount equal to (i) any earned but not yet paid compensation, (ii) a pro-rated bonus plus, in the case of Mr. Rosen an additional six months of bonus, (iii) accelerated full vesting under all outstanding equity--based and long term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans,
(iv) any other amounts or benefits due under then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice),
(v) payment on a monthly basis of six months of base salary to Executive's spouse or dependents and (vi) continued medical coverage for the Executive's spouse and dependents for up to one year. In addition, the Executive will receive accelerated full vesting under all outstanding equity-based and long-term incentive plans.

    If Executive's employment is terminated by reason of disability, the Executive will be entitled to receive payments and benefits to which his representatives would be entitled in the event of his termination by reason of death, provided that the payment of base salary will be reduced by any long-term disability payments under any policy maintained by the Company.

    If the Executive is terminated by the Company with Cause or the Executive terminates his employment without Good Reason outside of the Change in Control Protection Period, the Executive will be entitled to receive only his base salary through the date of termination, the estimated annual bonus pro-rated through the last day of the month in which the Executive is terminated, and any unreimbursed business expenses.

    The employment agreements also provide for the Company to make a recourse loan to each Executive up to $50,000 annually for the purchase of the Company's stock by such Executive up to a maximum of $250,000 (other than in the case of Mr. Rosen for whom there is no maximum). The loans bear interest at the prime rate. Interest is not paid in cash but payable in kind on an annual basis (i.e., compounded annually). Upon termination, the loan becomes due and payable six months after the date of termination. At September 30, 2000, the Company had outstanding loans of $954,000 to the Executives.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company (the "Committee") administers the executive compensation programs of the Company. During 1999, the members of the Committee were Andrew A. Wiederhorn, Lawrence A. Mendelsohn, David C. Egelhoff and Patrick Terrell. Effective September 20, 2000, the Board of Directors appointed David C. Egelhoff, Patrick Terrell and Jordan
D. Schnitzer, all of whom are independent directors as the members of the Committee. All actions of the Committee pertaining to executive compensation are submitted to the Board of Directors for approval.

    The Company's executive compensation program is designed to attract, retain, and motivate high caliber executives and to focus the interests of the executives on objectives that enhance stockholder value. These goals are attained by emphasizing "pay for performance" by having a portion of the executive's compensation dependent upon business results and by providing equity interests in the Company. The principal elements of the Company's executive compensation program are base salary, bonus, and stock options. In addition, the Company recognizes individual contributions as well as overall business results, using a discretionary bonus program.

    BASE SALARY. Base salaries for the Company's executives are intended to reflect the scope of each executives' responsibilities, the success of the Company, and contributions of each executive to that success. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or market data, industry trends or internal fairness within the Company.

    The base salaries for Andrew A. Wiederhorn, Lawrence A. Mendelsohn, Robert
G. Rosen and Chris Tassos for 1999 are set forth in their respective employment agreements, which are described under "Employment and Other Arrangements."

    BONUSES. The Company paid annual bonuses in 1999. The Committee in conjunction with settlement discussions with WFSG determined the amount of the annual discretionary and other bonuses paid by the Company.

    STOCK OPTION PLAN. At its initial public offering in April 1998, the Company adopted the Stock Plan. The purpose of the Stock Plan is to enable the Company to attract, retain and motivate key employees and directors by providing them with equity participation in the Company. Accordingly, the Stock Plan permits the Company to grant stock options, restricted stock and stock appreciation rights (collectively "Awards") to employees, directors, consultants, and vendors of the Company and subsidiaries of the Company. The Board of Directors has delegated administration of the Stock Plan to the Committee.

    Under the Stock Plan, the Committee may grant stock options with an exercise price not less than the fair market value of the shares covered by the option on the date the option is granted. The Committee may also grant Awards of restricted shares of Common Stock. Each restricted stock Award would specify the number of shares of Common Stock to be issued to the recipient, the date of issuance, any consideration for such shares and the restrictions imposed on the shares (including the conditions of release or lapse of such restrictions). The Committee may also grant Awards of stock appreciation rights. A stock appreciation right entitles the holder to receive from the Company, in cash or Common Stock, at the time of exercise, the excess of the fair market value at the date of exercise of a share of Common Stock over a specified price fixed by the Committee in the Award, multiplied by the number of shares as to which the right is being exercised. The specified price fixed by the Committee will not be less than the fair market value of shares of Common Stock at the date the stock appreciation right was granted.

    In 1999, the Company issued options for a total of 1,580,000 shares of Common Stock to executive officers and employees.

    POLICY OF DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits the Company's tax deduction to $1 million for compensation paid to the Named Executive Officers, unless certain requirements are met. One of these requirements is that compensation over $1 million must be performance based. The Committee intends to continue to use performance-based compensation in the future, which should minimize the effect of this deduction limitation. However, the Committee strongly believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to stockholders, and that the loss of a tax deduction may be necessary in some circumstances. Base salary does not qualify as performance-based compensation under IRS regulations.

    CEO COMPENSATION AND PRESIDENT COMPENSATION. Andrew A. Wiederhorn was appointed the Company's Chief Executive Officer and Lawrence A. Mendelsohn was appointed its President at its formation. The base salary for each of these officers for 1999 was determined by the Committee and is set forth in their employment agreements.

                                          COMPENSATION COMMITTEE
                                          Andrew A. Wiederhorn
                                          Lawrence A. Mendelsohn
                                          David C. Egelhoff
                                          Patrick Terrell

                               PERFORMANCE GRAPH

    The following performance graph covers the period beginning April 6, 1998 when our Common Stock was first traded on the NASDAQ Stock Market through December 31, 1999. The graph compares the Stockholder return on the Company's Common Stock to the Standard & Poor's 500 Stock Index ("S&P 500") and a peer group of companies ("PGI").

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         APRIL 6, 1998  DECEMER 31, 1998  DECEMBER 31, 1999
WREI           $100.00            $18.56             $12.88
PGI            $100.00            $46.81             $31.19
S&P 500        $100.00           $109.62            $131.02

                                              1999 MEASUREMENT PERIOD (1)(2)
                                   -----------------------------------------------------
                                   APRIL 6, 1998   DECEMBER 31, 1998   DECEMBER 31, 1999
                                   -------------   -----------------   -----------------
Company..........................     $100.00           $ 18.56             $ 12.88
PGI(3)...........................     $100.00           $ 46.81             $ 31.19
S&P 500..........................     $100.00           $109.62             $131.02

------------------------

(1) Assumes all distributions to stockholders are reinvested on the payment dates.

(2) Assumes $100 invested on April 6, 1998 in our Common Stock, the S&P 500 Index and the PGI.

(3) The companies included in the PGI are Anthracite Capital, Amresco Capital Trust Inc., Resource America Inc., Dynex Capital Inc., Hanover Capital Mortgage Holdings, Novastar Financial Inc. and Capital Trust.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BACKGROUND

    Prior to September 1999, the Company and WFSG had the same senior management team, though the Company had a different stockholder base and the majority of its directors were independent, and the Company's business affairs and day-to-day operations were managed by Wilshire Realty Services Corporation ("WRSC"), a wholly-owned subsidiary of WFSG, pursuant to a management agreement ("Management Agreement"). After September 1999, the Company's independent directors decided that the Company should be internally managed and the Company and WFSG ceased to have the same senior executives and no longer had any common directors. Accordingly, the Company no longer views WFSG and its subsidiaries as affiliated parties.

RELATIONSHIPS PRIOR TO SEPTEMBER 1999

    Prior to September 1999, we had a number of contractual relationships with WFSG and its affiliates. The Company's business affairs and day-to-day operations were managed by a subsidiary of WFSG, pursuant to a management agreement (the "Management Agreement") and the Company had entered into loan servicing agreements with WCC, an affiliate of WFSG, and Wilshire Servicing Company U.K. Limited, a wholly-owned subsidiary of WFSG (collectively, the "Servicers"). Under these servicing agreements, the Servicers provided loan and real property management services to us, including billing, portfolio administration and collection services. In return, we agreed to pay each of the Servicers a fee at market rates for servicing our investments and to reimburse them for certain out-of-pocket costs. During 1999, servicing fees and reimbursement for expenses totaled $256,000 and $49,000, respectively, and management fees under the Management Agreement totaled $2,404,000. We prepaid $3.2 million of future service fees as part of the WFSG and WCC restructuring described below, although WFSG had disputed this amount in the past (as well as servicing eligibility for application of the credit), suggesting that the original amount was $2.3 million.

CONFLICTS RELATING TO WFSG'S RESTRUCTURING

    A conflict of interest also arose out of our status as a creditor of WFSG in connection with its debt restructuring. In addition to holding certain of WFSG's publicly traded notes, we had an outstanding receivable of approximately
$17.0 million from WFSG, which bore interest at 13% per annum. WFSG incurred significant losses as a result of adverse market conditions in 1998 and on March 3, 1999 filed a prepackaged plan of reorganization (the "Restructuring Plan") with the U.S. Bankruptcy Court for the District of Delaware as part of a voluntary bankruptcy filing under Chapter 11 of the U.S. Bankruptcy Code. Prior to the solicitation of WFSG's Restructuring Plan, the unofficial noteholders committee of WFSG (which did not include the Company) negotiated a compromise and settlement of the Company's claim against WFSG in respect of the $17.0 million receivable. The Company's independent directors represented it in connection with the compromise and settlement negotiations. Under this compromise and settlement, if the Company funded the full amount of the debtor-in-possession facility described below, the Company would have received a new note for the full amount of the receivable bearing interest at 6% per annum, payable monthly in arrears and treated the same as the other holders of WFSG's 13% Series B Notes. The business decision to provide the debtor-in-possession facility was based on the independent directors' desire to obtain the best possible treatment for the Company's holdings of WFSG's 13% Series B Notes and the account receivable due from WFSG and the fact that the debtor-in-possession facility had priority as a matter of law and was fully secured by the stock of WFSG's banking subsidiary, First Bank of Beverly Hills, F.S.B. Without funding of the debtor-in-possession facility, it is unlikely that the Company would have received as favorable treatment for its investments. The new note would bear interest at 6%, and therefore, the carrying value of the receivable was reduced by $5.9 million at December 31, 1998 to reflect the reduction in interest rate.

    The court approved the Restructuring Plan on April 12, 1999 and, on June 10, 1999; WFSG emerged from bankruptcy pursuant to the Restructuring Plan. As part of the Restructuring Plan, during the quarter ended March 31, 1999, the Company agreed to provide WFSG with debtor-in-possession financing pursuant to which the Company agreed to lend up to $10.0 million (the "DIP Facility"). The DIP Facility bears interest at a rate of 12% per annum and is secured by the stock of First Bank of Beverly Hills, FSB, WFSG's savings bank subsidiary. The DIP Facility matures on February 29, 2004 and repayment is made through fully amortizing principal and interest payments commencing on February 29, 2000. Prior to February 29, 2000, only interest payments are required. The Company loaned $5.0 million under the DIP Facility on March 3, 1999 and did not provide WFSG with the remaining balance. Accordingly, under the agreement negotiated by the Company's non-employee directors with WFSG and its creditors, 50%, or approximately $8.5 million, of WFSG's obligation was treated PARI PASSU with the claims of WFSG's noteholders and converted, together with approximately
$21.4 million (in principal plus accrued but unpaid interest) of WFSG's 13% Series B Notes, to 2,874,791 shares of newly issued common stock of WFSG on June 10, 1999, the effective date of the Restructuring Plan. Additionally, on the effective date of the Restructuring Plan, the Company acquired approximately $8.5 million in principal amount of WFSG's 6% Convertible PIK Notes due 2006 (the

"PIK Notes") in exchange for the remaining 50% of the $17.0 million intercompany receivable owed by WFSG to the Company.

    In connection with the restructuring of WCC's debt, we paid $15 million to WCC in January 1999, consisting of a payment of amounts owed by the Company to WCC of $11.8 million and the prepayment of $3.2 million of future service fees for a release of a guarantee by the Company of $35 million of WCC's indebtedness and of any and all claims against us by the guaranteed party. At that time, we had approximately $3.2 million of prepaid future service fees with WCC. However, this figure (as well as servicing eligibility for application of the credit) had been disputed by WFSG in the past, which claimed that the amount owed to WCC was approximately $900,000 higher thereby reducing the amount of the prepayment credit to $2.3 million.

RELATIONS FOLLOWING SEPTEMBER 1999

    The decision to become internally managed and cease to utilize the services of WFSG and its affiliates resulted in disputes between the Company and WFSG, which included disputes over the termination of the Management Agreement, the applicability of a facilities sharing agreement and other matters. On
August 20, 1999, the Company filed a lawsuit (the "Lawsuit") against WFSG in the Circuit Court of the State of Oregon for Multnomah County and on August 23, 1999, the Company filed an amended complaint in the lawsuit adding as additional defendants WRSC, WCC, a 50.01% subsidiary of WFSG, and Wilshire Management Leasing Corporation ("WML"), a wholly-owned subsidiary of WFSG alleging:
(1) WFSG's termination of Messrs. Wiederhorn and Mendelsohn made WFSG and WRSC unable and/or unwilling to provide management to the Company as required under the Management Agreement; (2) the inability of WFSG and WRSC to manage the Company's business affairs triggered application of a facilities sharing agreement dated February 19, 1999 among the Company, WFSG, WRSC, WCC, and WML (the "Facilities Sharing Agreement"); and (3) WFSG's refusal to allow
Messrs. Wiederhorn and Mendelsohn access to WFSG's facilities, personnel, and equipment for the Company's business violated the terms of the Facilities Sharing Agreement.

    On September 22, 1999, WFSG and WRSC filed papers in the above litigation alleging various affirmative defenses and counterclaims, including allegations that the Facilities Sharing Agreement was not in effect and was not enforceable, and that the Company breached the Management Agreement, obligating the Company to pay a termination fee.

    The Company entered into a partial settlement agreement dated as of December 10, 1999 with WFSG, pursuant to which the Company repurchased 992,687 shares of its common stock (the "Shares"), representing approximately 8.7% of shares outstanding, in a non-cash transaction from WFSG. The Shares, as well as 1,112,500 of options and cumulative dividends payable on the Shares, were received in exchange for a reduction in value of the PIK Notes owed by WFSG to the Company. The Shares and options represented WFSG's entire ownership interest in the Company.

    In October 1999, the Company also purchased from WFSG approximately $20.9 million of mortgage-backed securities as part of these settlement discussions.

    On February 18, 2000, after the Company received permission from the court to do so, the Company filed a Second Amended Complaint which added claims against WFSG and its affiliated companies as follows: claims for declaratory relief that WFSG is entitled to no termination fee under the Management Agreement; seeking an accounting from WCC regarding the use of funds from lockbox accounts used to service assets which the Company owns or in which the Company has a beneficial interest; declaring the Company's entitlement to use prepaid service fees for the servicing of assets serviced under pooling and servicing agreements; and declaring WFSG to be in default of its Debtor-in-Possession ("DIP") loan agreement with the Company and declaring that the balance of $5.0 million is immediately due and payable. On March 2, 2000, WFSG filed an answer disputing each of the counterclaims added by the Second Amended Complaint, and realleging the counterclaims included in WFSG's original answer and counterclaim.

    In March 2000, we terminated the servicing relationship in the United Kingdom with the European Servicer and transferred this servicing to an unaffiliated third party. We also terminated all loan and real property servicing in the United States with WCC, reserving our rights to do so with respect to certain mortgage-backed securities.

    In July 2000, the court granted summary judgment to Andrew A. Wiederhorn and Lawrence A. Mendelsohn with respect to certain claims that had been made by WFSG against Messrs. Wiederhorn and Mendelsohn.

    On August 28, 2000, the Company announced that the Company, on behalf of itself and all of its subsidiaries and affiliates, Andrew A. Wiederhorn and Lawrence A. Mendelsohn entered into settlement agreements, dated as of August 17, 2000, with WFSG, on behalf of all of its subsidiaries and affiliates other than First Bank of Beverly Hills, F.S.B., (the "Agreement") pursuant to which all disputes among the parties have been settled, including those related to WFSG's termination of Andrew A. Wiederhorn and Lawrence A. Mendelsohn (the "Settlement"). The settlement agreements contain provisions, which provide that, except as required for compliance with laws or government requests, the terms of the Settlement shall remain confidential.

    As part of the Settlement, the Company and WFSG agreed to dismiss with prejudice, and without costs or attorney fees to any party, their claims, including counterclaims, in the Lawsuit and WFSG agreed that the termination of Messrs. Wiederhorn and Mendelsohn was without cause.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires a company's directors and executive officers, and beneficial owners of more than 10% of the common stock of such company to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the company's securities. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us, all of the Company's directors and officers timely furnished reports on Forms 3, 4 and 5, except for Patrick Terrell and Jordan Schnitzer, who each filed a Form 4 for March 1999 late.

                           PROPOSALS OF STOCKHOLDERS

    Stockholders wishing to include proposals in the proxy material in relation to the annual meeting in 2001 must submit the proposals in writing so as to be received by the Secretary at the principal executive offices of the Company at 1631 SW Columbia Street, Portland, OR 97201, no later than the close of business on April 20, 2001. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to Stockholders' proposals. If the Company is not notified of an intent to present a proposal at the Company's annual meeting in 2001, 60 days prior to the one-year anniversary of this year's Annual Meeting, the Company will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials.

                                          By order of the Board of Directors

                                          /s/ Andrew A. Wiederhorn

                                          Andrew A. Wiederhorn
                                          Chairman and Chief Executive Officer

November 22, 2000

                      WILSHIRE REAL ESTATE INVESTMENT INC.

                                      PROXY

     This proxy is solicited on behalf of the Board of Directors of Wilshire Real Estate Investment Inc. for the Annual Meeting on December 15, 2000. The undersigned appoints Andrew A. Wiederhorn and Lawrence A. Mendelsohn, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Wilshire Real Estate Investment Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on December 15, 2000, and at any adjournment or postponement thereof as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given this proxy will be voted FOR proposals 1, 2 and 3.

1.  ELECTION OF DIRECTORS

           FOR all nominees listed             WITHHOLD AUTHORITY to
           below except as marked              vote for all nominees
           to the contrary below     / /       listed below             / /

    Andrew A. Wiederhorn, Lawrence A. Mendelsohn, David C. Egelhoff, Jordan D. Schnitzer and Patrick Terrell.

    (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

2.  PROPOSAL TO APPROVE THE ANNUAL INCENTIVE BONUSES FOR THE EXECUTIVE OFFICERS.

               / /   FOR         / /   AGAINST          / /   ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT BY THE BOARD OF DIRECTORS OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

               / /   FOR         / /   AGAINST          / /   ABSTAIN


4. In their discretion upon such other matters as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

     Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                            -----------------------------------
                                            Signature


                                            -----------------------------------
                                            Signature if held jointly


                                            DATED: _________________ __, 2000


     Please return in the enclosed postage-paid envelope.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.